Exhibit 10.7
TRANSITION SERVICES AGREEMENT
THIS TRANSITION SERVICES AGREEMENT (this “Agreement”), effective as of January 1, 2014 (the “Effective Date”), is made and entered into by and among WELLS CORE OFFICE INCOME REIT, INC., a Maryland corporation (the “Company”), WELLS CORE OFFICE INCOME OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (the “OP”), and WELLS REAL ESTATE FUNDS, INC., a Georgia corporation (“Wells REF”). Certain capitalized terms shall have the meanings given to such terms in Section 1 hereof.
W I T N E S S E T H:
WHEREAS, the Company is the general partner of the OP and conducts all of its business and makes all investments through the OP;
WHEREAS, the Company is now self-managed as a result of its hiring of the Targeted Personnel (as defined in the Transition to Self-Management Agreement dated as of November 26, 2013 (the “Transition Agreement”)) to direct and perform the day-to-day business affairs of the Company;
WHEREAS, the Company and Wells Core Office Income REIT Advisory Services, LLC (formerly known as Wells Real Estate Advisory Services III, LLC) (“Advisor”), which is owned and controlled by Wells REF, were parties to that certain Advisory Agreement (the “Advisory Agreement”) effective as of June 11, 2013, which agreement has now terminated, and the parties hereto, together with Advisor, remain parties to the Transition Agreement and certain related agreements;
WHEREAS, the Company and the OP desire to avail themselves of the experience, sources of information and advice of Wells REF and its Affiliates and designees to assist the Company in a successful transition from being externally managed to being self‑managed and to have Wells REF and its Affiliates undertake the services hereinafter set forth, for the time period and at the request and subject to the supervision of the Company, all as provided herein; and
WHEREAS, Wells REF is willing to undertake to render such services upon the request and subject to the supervision of the Company, on the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Definitions. As used in this Agreement, the following terms have the definitions hereinafter indicated:
Advisor. As such term is defined in the recitals of this Agreement.
Advisory Agreement. As such term is defined in the recitals of this Agreement.
Affiliate or Affiliated. An Affiliate of another person includes only the following: (i) any person directly or indirectly controlling, controlled by, or under common control with such other person; (ii) any person directly or indirectly owning, controlling or holding with the power to vote 10% or more of the outstanding voting securities of such other person; (iii) any legal entity for which such person acts as an executive officer, director, trustee or general partner; (iv) any person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other person; and (v) any executive officer, director, trustee or general partner of such other person. An entity shall not be deemed to control or be under common control with an advisor-sponsored program unless (a) the entity owns 10% or more of the voting equity interests of such program or (b) a majority of the board (or equivalent governing body) of such program is comprised of Affiliates of the entity.
Board of Directors or Board. The Board of Directors of the Company as of any particular time.
Cause. With respect to the termination of this Agreement, (i) fraud, criminal conduct, willful misconduct or willful or grossly negligent breach of fiduciary duty; or (ii) a material breach of this Agreement, including the failure by the Company or its Affiliate to make timely payments of the Consulting Fee hereunder provided that (a) the breaching party does not cure any such material breach within twenty (20) days of receiving notice of such material breach from the other parties, or (b) such material breach is not of a nature that can be remedied within such period. “Cause” shall also include the filing of a voluntary petition for an order of relief under the federal bankruptcy code, as the same may be amended, so as to take advantage of any insolvency laws or file an answer admitting the general obligations of a bankruptcy petition.
Company. As such term is defined in the preamble of this Agreement.
Confidential Information. The term “Confidential Information” means all nonpublic and proprietary information relating to (i) the Company, the OP and their respective Affiliates or (ii) Wells REF and its Affiliates, as applicable.
Consulting Fee. As such term is defined in Section 6(a) of this Agreement.
Director. A member of the Board of Directors.
Effective Date. As such term is defined in the preamble of this Agreement.
Independent Directors. The term “Independent Director” shall mean a Director who satisfies the independence requirements under the rules and regulations of the New York Stock Exchange as in effect from time to time.
OP. As such term is defined in the preamble of this Agreement.
Termination Date. The date of termination of this Agreement.
Transition Agreement. As such term is defined in the recitals of this Agreement.
Wells REF. As such term is defined in the preamble of this Agreement.
2.    Appointment. Each of the Company and the OP hereby retains Wells REF to provide consulting, support and transitional services to them on the terms and conditions set forth in this Agreement, and Wells REF hereby accepts such appointment. Each of the Company and the OP agree that this appointment does not render Wells REF an advisor to the Company because, among other reasons, the Company’s employees are the persons responsible for directing and performing the day-to-day business affairs of the Company.
3.    Duties of Wells REF. As requested by the Company, Wells REF, either directly or by engaging an Affiliate, shall provide consulting, support and transitional services to the Company as set forth on Schedule A hereto. Wells REF may delegate any of the foregoing duties to any person so long as Wells REF or any Affiliate remains responsible for the performance of such duties.
4.    Obligations of the Company and the OP. The Company and the OP shall, to the extent the Company deems necessary and appropriate to enable the provision of such consulting, support and transitional services by Wells REF and its Affiliates and designees, use commercially reasonable efforts to, in accordance with applicable law: (i) provide timely responses to any information requested by Wells REF and its Affiliates and designees; (ii) provide access to the Company’s and the OP’s facilities, employees, assets and information and records as reasonably requested by Wells REF and its Affiliates and designees; and (iii) obtain and maintain all hardware and other equipment, leases and contracts in the ordinary course of business consistent with past practice. Wells REF and its Affiliates and designees, when on the property of the Company or the OP or when given access to any equipment, computer, software, network or files owned or controlled by the Company or the OP, will conform to, and abide by, the reasonable policies and procedures of the Company and the OP concerning health, safety, security, confidentiality and privacy which have been made known to Wells REF or its applicable Affiliates or designees in advance. Wells REF and its Affiliates shall also keep strictly confidential and shall not disclose to any third party (except as required by law) or use, other than for purposes of providing the services under this Agreement, any Confidential Information of the Company. Wells REF and its Affiliates and designees shall be entitled to rely conclusively on, and will not be in breach or default under this Agreement or have any liability to the Company solely for relying upon, any instruction, notice, certificate, instrument, report or other paper or document which the Company or any authorized person acting on its behalf provides to Wells REF or its Affiliates or designees, including any instructions and other information provided by the Board, in connection with the performance of the Company’s obligations under this Agreement.
5.    Obligations of Wells REF. The performance of services pursuant to this Agreement shall be consistent with the standards applicable under the Advisory Agreement and consistent with past practice of the provisions of services thereunder, and Wells REF shall maintain sufficiently skilled personnel during the term of this Agreement to ensure that Wells REF performs under this Agreement satisfactorily, including the retention of any third-party contractors retained in accordance with Section 3 hereof. To the extent that Wells REF retains independent contractors to perform duties that it is required to perform under this Agreement as a result of Wells REF or its Affiliates having a reduced number of skilled personnel available to provide such services, then Wells REF shall be responsible for the cost of such independent contractors. Notwithstanding the foregoing, the parties acknowledge and agree that the scope of services to be provided by Wells REF and its Affiliates hereunder include services considered outside the scope of the Advisory Agreement and is limited to the services set forth on Schedule A hereto, which are substantially less than the day-to-day management services provided pursuant to the Advisory Agreement.
6.    Fees. Commencing on the Effective Date, Wells REF shall be entitled to receive a consulting fee in consideration for the services rendered under this Agreement in an amount equal to $51,267 per month (the “Consulting Fee”). The Consulting Fee shall be payable monthly in arrears by the Company in cash.
7.    Expenses.
(a)    In addition to the compensation paid to Wells REF pursuant to Section 6, the Company or the OP shall pay directly or reimburse Wells REF for any third-party expenses paid or incurred by Wells REF and its Affiliates on behalf of the Company or the OP in connection with the services it provides to the Company pursuant to this Agreement; provided, however, that Wells REF shall obtain the Company’s or the OP’s written approval prior to incurring any third-party expenses for the account of, or reimbursable by, the Company or the OP. In the event that Wells REF does not obtain the Company’s or the OP’s written approval prior to incurring any third-party expenses for the account of, or reimbursable by, the Company or the OP, Wells REF shall be responsible for the payment of any fees paid to, and expenses incurred by, a third-party consultant engaged by Wells REF to perform services otherwise required to be provided by Wells REF.
(b)    Notwithstanding anything else in this Agreement to the contrary, the Company shall not be required to reimburse Wells REF for any administrative service expenses, including Wells REF overhead, personnel costs and costs of goods used in the performance of services hereunder.
(c)    Expenses incurred by Wells REF on behalf of the Company or the OP and payable pursuant to this Section 7 shall be reimbursed no less than monthly to Wells REF. Wells REF shall deliver a statement within twenty (20) days of the end of any calendar month documenting the expenses of the Company during such month which are to be reimbursed pursuant to this Section 7 and shall also deliver such statement to the Company within twenty (20) days of the Termination Date.
8.    Other Activities of Wells REF. Nothing herein contained shall prevent Wells REF or any of its Affiliates from engaging in or earning fees from other activities, including, without limitation, the rendering of advice to other persons (including other real estate investment trusts) and the management of other programs advised, sponsored or organized by Wells REF or its Affiliates; nor shall this Agreement limit or restrict the right of any director, officer, employee or stockholder of Wells REF or its Affiliates to engage in or earn fees from any other business or to render services of any kind to any other partnership, corporation, firm, individual, trust or association. Wells REF and its Affiliates may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein.
9.    Relationship of Wells REF and Company. The Company and the OP, on the one hand, and Wells REF, on the other hand, are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.
10.    Term. The term of this Agreement shall commence on the Effective Date and shall continue until June 30, 2014 unless otherwise terminated in accordance with this Agreement. Notwithstanding the foregoing, this Agreement may be terminated: (i) by the Company immediately for Cause; (ii) by Wells REF immediately for Cause; or (iii) by the Company or Wells REF upon ninety (90) days’ prior written notice without Cause, which notice may not be given prior to January 31, 2014.
11.    Assignment to an Affiliate. This Agreement may be assigned by Wells REF to an Affiliate with the approval of the Board, including a majority of the Independent Directors. Wells REF may assign any rights to receive fees or other payments under this Agreement to an Affiliate without obtaining the approval of the Board. This Agreement shall not be assigned by the Company or the OP without the consent of Wells REF, except in the case of an assignment by the Company or the OP to a corporation or other organization which is a successor to all of the assets, rights and obligations of the Company or the OP, as the case may be, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company and the OP is bound by this Agreement.
12.    Office Space.
(a)    In addition to its duties under this Agreement, during the period commencing on the Hire Date (as defined in the Transition Agreement) and ending on the earlier of the Office Space Termination Date (as hereinafter defined) and June 30, 2014 (the “Office Term”), Wells REF shall make available to the Company, the OP and those Targeted Personnel (as defined in the Transition Agreement) actually hired by the Company or the OP and such other personnel as the Company or the OP may determine (the “Onsite Employees”) certain on-site space and services in the offices of Wells REF located at 6200 The Corners Parkway, Norcross, GA 30092 (the “Offices”).

(b)    During the Office Term, Wells REF shall provide the Onsite Employees with fully furnished offices or cubicles that are the same or comparable to the space occupied by the Onsite Employees prior to the Hire Date, and shall further provide the Onsite Employees with the following services and access: (i) keys, swipe cards or passcodes to enable the Onsite Employees to access the Offices, both during regular business hours and after hours on weekends, holidays and evenings; (ii) access to, and use of, common areas, including, without limitation, copy centers and supply rooms, break rooms or cafeterias, file rooms (including the right to utilize file space), elevators, stairwells, hallways, restrooms and reception areas; (iii) access to, and use of, amenities made available to Wells REF employees from time to time, such as beverage services; (iv) access to parking lots and use of walkways, paths and other exterior areas to which others working in the Offices have regular access; (v) assistance or support of security guards, IT "help desk" personnel, general office management personnel, administrative personnel delivering mail, supplies, facsimiles or packages or performing copying and other document management services or otherwise providing administrative support; (vi) use of conference rooms in common with Wells REF employees and all whiteboards, smart boards, presentation easels, and audiovisual equipment therein and all supplies customarily found therein; (vii) telephone and computer equipment at least comparable to that being used by the On-Site Employees prior to the Hire Date and use of printers, copiers, facsimile machines and other office equipment available to Wells REF employees in the Offices from time to time, including, without limitation, all paper, toner, ink cartridges and other supplies necessary or appropriate for the proper use and operation of the foregoing, and all office supplies generally made available to Wells REF employees in the Offices; (viii) regular cleaning and maintenance of offices and work areas occupied by OnSite Employees consistent with those services provided with respect to those areas of the Offices occupied by Wells REF employees; and (ix) electric, water and other utility services consistent with those supplied to the Offices prior to the Hire Date; and (x) office maintenance and repair services consistent with those services supplied to the Offices prior to the Hire Date and consistent with those services provided to areas of the Offices occupied by Wells REF employees after the Hire Date. Except as otherwise provided in Section 12(c), the foregoing shall be made available at Wells REF’s sole cost and expense consistent with past practice in the ordinary course of business. The office space and services provided by Wells REF pursuant to this Section 12(b) shall be referred to in this Agreement as the “Onsite Services”
(c)    During the Office Term, in consideration for the OnSite Services, the Company shall pay to Wells REF monthly rent in the amount of $4,552 (the “Rent”), which Rent shall be paid no later than the fifth (5th) day of each calendar month during the Office Term.
(d)    During the Office Term, the Company and the OP shall take reasonable care, and shall require that the OnSite Employees take reasonable care, of the condition of all portions of the Offices utilized or accessed by OnSite Employees.
(e)    Each of the Company and the OP, on one hand, and Wells REF, on the other hand, has interest in the confidentiality of its own Confidential Information. Nothing in this Section 12 will be deemed to give either party any right of access to Confidential Information of the other party. If one party receives or otherwise acquires any Confidential Information of the other party as a result of the office sharing arrangement in this Section 12, then the receiving party shall: (i) immediately notify the other party; (ii) keep such Confidential Information strictly confidential and not use such information or discuss it with any third party (except as may be required by law); and (iii) promptly return such Confidential Information to the other party.
(f)    The Company may terminate this Section 12 (except Section 12(e) which shall survive the termination or expiration of the OnSite Services and the Agreement) and its right to receive the OnSite Services upon thirty (30) days’ prior written notice to Wells REF. The date of any such termination or such other date as may be specified in the written notice to Wells REF shall be referred to in this Agreement as the “Office Space Termination Date.” The Company shall not be required to pay Rent with respect to any period after the Office Space Termination Date. Any termination of this Section 12 and the OnSite Services shall not constitute a termination of the Agreement.
(g)    During the Office Term, Wells REF may, upon no less than sixty (60) days’ prior written notice, relocate the OnSite Employees to a different location in the 6200 The Corners Parkway building so long as (i) such office space is comparable to the office space that the OnSite Employees are then occupying and (ii) Wells REF continues to provide the OnSite Services. Wells REF shall not give such notice prior to January 31, 2014.
13.    Payments to and Duties of Wells REF upon Termination.
(a)    After the Termination Date, Wells REF shall not be entitled to compensation for further services hereunder except it shall be entitled to receive from the Company within thirty (30) days after the Termination Date all unpaid reimbursements of expenses and all earned but unpaid Consulting Fees payable to Wells REF prior to termination of this Agreement. Notwithstanding the foregoing, if the Company terminates this Agreement without Cause pursuant to Section 10 prior to June 30, 2014, then Wells REF shall be entitled to payment of the Consulting Fee through June 30, 2014, with such compensation to be paid pursuant to this Section 13.
(b)    Wells REF shall promptly upon termination:
(i)    pay over to the Company all money collected and held for the account of the Company pursuant to this Agreement, after deducting any earned but unpaid fees and reimbursement for its expenses to which it is then entitled;
(ii)    deliver to the Company a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Company; and
(iii)    deliver to the Company all assets and documents of the Company then in the custody of Wells REF, and any reasonable expenses associated with delivery of such assets and documents shall be reimbursed by the Company to Wells REF.
14.    Indemnification by the Company. The Company shall indemnify and hold harmless Wells REF and its Affiliates, including their respective officers, directors, managers, partners and employees, from all liability, claims, damages, taxes or losses and related expenses, including reasonable attorneys’ fees and costs (collectively, “Losses”), arising as a result of any acts or omissions in connection with the performance of their duties hereunder, subject to any limitations imposed by the laws of the State of Maryland. Notwithstanding the foregoing, Wells REF shall not be entitled to indemnification or be held harmless pursuant to this Section 14 for any activity for which Wells REF shall be required to indemnify or hold harmless the Company pursuant to Section 15.
15.    Indemnification by Wells REF. Wells REF shall indemnify and hold harmless the Company and its Affiliates, including their respective officers, directors, managers, partners and employees, from all Losses to the extent that such Losses are incurred by reason of Wells REF’s bad faith, fraud, willful misconduct, gross negligence or reckless disregard of its duties under this Agreement.
16.    Limitation on Liability. Notwithstanding any other provision contained in this Agreement, the Company, the OP and Wells REF agree that neither Wells REF, on one hand, or the Company and the OP, on the other hand, will be liable to the other party, whether based on contract, tort (including negligence), warranty or any other legal or equitable grounds, for any special, indirect, punitive, incidental or consequential losses, damages or expenses of such party.
17.    Cooperation. Each of the parties hereby agrees to cooperate with the other parties with respect to all transitional matters occurring in connection with the execution, delivery and performance of this Agreement and the Transition Agreement, including, without limitation, the assignment of all contracts and arrangements used in connection with Wells REF’s provision of advisory services under the Advisory Agreement prior its termination as may be requested by the Company or the OP from time to time.
18.    Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:
To the Board and the Company:    Wells Core Office Income REIT, Inc.
6200 The Corners Parkway
Norcross, Georgia 30097-3365
Attention: Chief Executive Officer

To the OP:     Wells Core Office Income Operating Partnership, L.P.
6200 The Corners Parkway
Norcross, Georgia 30097-3365
Attention: Chief Executive Officer of
Wells Core Office Income REIT, Inc., General Partner

To Wells REF:    Wells Real Estate Funds, Inc.
6200 The Corners Parkway
Norcross, Georgia 30097-3365
Attention: President
Any party may at any time give notice in writing to the other parties of a change in its address for the purposes of this Section 18.
19.    Modification. This Agreement shall not be changed, modified, terminated or discharged, in whole or in part, except by an instrument in writing signed by the parties hereto, or their respective successors or assignees.
20.    Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
21.    Governing Law. This Agreement will be governed by the laws of the State of Georgia, without regard to the conflicts of law principles of such State. The parties hereto consent and submit to the exclusive jurisdiction of the courts (State and federal) located in the State of Georgia in connection with any controversy arising under this Agreement or its subject matter. The parties hereby waive any objection they may have in any such action based on lack of personal jurisdiction, improper venue or inconvenient forum. The parties further agree that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth below shall be effective local service for any litigation brought in such courts.
22.    Construction. The parties have participated jointly in the drafting of this Agreement, and each party was represented by counsel in the negotiation of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
23.    Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.
24.    Indulgences, not Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
25.    Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.
26.    Titles not to Affect Interpretation. The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.
27.    Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when the counterparts hereof, taken together, bear the signatures of all of the parties reflected hereon as the signatories. Counterparts may be delivered by facsimile or other electronic transmission.
28.    Survival. The provisions of Sections 1, 12(e), 13 through 26 and 28 shall survive termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Transition Services Agreement effective as of the Effective Date.
WELLS CORE OFFICE INCOME REIT, INC.
By: /s/ Douglas P. Williams
Name: Douglas P. Williams
Title: Executive Vice President
WELLS CORE OFFICE INCOME OPERATING PARTNERSHIP, L.P.

By:	Wells Core Office Income REIT, Inc., its General Partner
By: /s/ Douglas P. Williams
Name: Douglas P. Williams
Title: Executive Vice President
WELLS REAL ESTATE FUNDS, INC.
By: /s/ Randy A. Simmons
Name: Randy A. Simmons
Title: Chief Operating Officer

SCHEDULE A

TRANSITION SERVICES:

Information technology infrastructure design and implementation

•	Manage expansion and assignment of private cloud for purposes of hosting business applications and file storage.

•	Establish business processes by the date of self-management for the following:

◦	Corporate financials

◦	Treasury Operations

◦	Expense Reporting

◦	Payroll

•	Manage assignment of current WREF MRI contract on the date of self-management.

•	Develop, implement and manage the plan for dealing with non-Core REIT data currently in MRI, including support for non-Core REIT users accessing MRI after date of self-management.

•	Establish service contracts with technology utility service providers.

•	Migrate legacy email and files to the new utility platforms.

•	Support the marketing web identity launch.

o	Web Domain redirects

o	Email under new web domain

•	Establish and transition a contract management/administration solution to targeted personnel.

Human Resources

•	Vendor selection and setup for payroll and human resources information system (HRIS).

•	Selection and implantation of all health, welfare and retirement programs.

•	Establish all HR related policies and procedures. Documentation via Employee Handbook and applicable Plan Documents (i.e. PTO, Severance).

•	Establish/document guidelines and best practices for recruiting, employee relations performance management.

•	Training of Target Employees on all HRIS and related systems.

Treasury and cash management infrastructure design and implementation

•	Procuring and implementing remote deposit console, check printer with signature card, check stock and postage machine.

•	Creating new bank accounts and updating company information.

•	Updating bank account access/permissions.

•	Training Target Employees on accounts payable and treasury functions.

Marketing and Investor Communications Support

•	Update website and other electronic media to represent name change.

•	Other website updates, as necessary.

•	Oversight of copywriting, ongoing edits, etc.

•	Working with and transitioning duties with vendors for specific projects and mail house needs.

Physical Move to a private suite in 6200 The Corners Parkway or to new office location

•	Site selection and planning (technology specific).

•	Establish internet and phone circuits.

•	Select and implement telephony solution.

•	Build out local network and wireless solutions.

•	Select and implement imaging solution (print, scan, copy, fax, etc.).

•	Deploy new workstations (computers).

•	Establish site security measures (technology specific).

•	Establish relationships and contracts with technology support providers for site specific services.

SUPPORT SERVICES:

Client Services and DST on-going support services

•	Escalated service issues.

•	NIGO resolution.

•	Inbound investor emails.

•	DST call center training and oversight.

•	Proxy oversight and support.

•	Tax form preparation oversight, validation and approval.

•	DST Vision & FANmail approvals.

•	DST project management oversight.

•	DST work queue oversight and review.

•	DST invoice review and reconciliation.

•	Product accounting support.

•	Evaluation of alternative service providers, upon request.

•	Broker Dealer and Financial Advisor back-office support.

•	Training targeted personnel to transition DST relationship internally.

•	Contract oversight and management.

Compliance and risk management support

•	Information requests and data reporting requests.

•	Written inquiry response support.

•	Quarterly statement oversight and approval.

Investor Communications services

•	Provide oversight and review of investor and FA communications.

•	Coordinate investor communications with transfer agent.

•	Validate investor and FA mailing lists.

•	Coordinate statement inserts.

•	Investor forms- updates and reviews.

Infrastructure support (while residing at current office location)

•	Technical helpdesk.

•	Utilities support – Phones, Network, Imaging, Desktops/Laptops.

•	Application Support.